ASSET CONTRIBUTION AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into effective as of the 8th day of October, 2002, by and between DREAMWIND, LLC., a Nevada limited liability company ("Dreamwind"), and Crown JEWEL RESOURCES CORP., a Delaware corporation ("Crown").

RECITALS

            WHEREAS Dreamwind owns certain Personal Property, Art Assets and Intellectual Property related to 1) travel websites, sales and software, and 2) a 27% interest in certain art animation cels of the Dino Babies (collectively the "Contributed Assets"); and,

            WHEREAS Dreamwind desires to contribute, assign, transfer and deliver to Crown, subject to Sections 351 and 732(c) of the Code, all of Dreamwind's right, title and interest to the contributed Assets in consideration of Crown's obligations hereunder; and,

WHEREAS Crown desires to acquire the Contributed Assets in exchange for shares of its sole class of common stock;

            IT IS NOW THEREFORE agreed that in consideration of the covenants, representations, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties contract as follows:

 ASSET EXCHANGE FOR COMMON STOCK

Contribution.  Contemporaneously with the execution and delivery hereof, and upon the terms and conditions hereof, Dreamwind shall contribute, assign, transfer and deliver to Crown, and Crown shall accept, all of Dreamwind's right, title and interest in and to the Contributed Assets on the Closing Date (as defined below), other than the Retained Assets (as defined below) or any of the foregoing that relate solely to the Retained Assets, wherever located, whether tangible or intangible, personal or mixed, that are owned by, leased by, licensed to or in the possession of Dreamwind, whether or not reflected on the books and records of Dreamwind.  For purposes of this Agreement, the Contributed Assets shall include without limitation:

all patents, trademarks and web domains, including but not limited to Holiday-Surf.com and HolidaySurf.net, computer equipment (including hardware and software), (and interests in any of the foregoing) acquired by Dreamwind (whether or not currently used), including all items of personal property which are all set forth in the Contract dated July 16, 2002, and attached hereto as Schedule 1.1(a) (the "Personal Property"), and any additions or accessions thereto or substitutions therefore or proceeds thereof;

the Dino Babies art animation cels, all rights, title and interests thereto and  all rights to insurance, forward contracts and any other interest to the Dino Babies leased or owned by Dreamwind and more particularly described on Schedule 1.1(b) (the "Art Assets"), also attached hereto;

 (i) all United States (including the individual states and territories of the United States) and foreign registered patents, trademarks, service marks and trade names; unregistered trademarks (including trade dress), patent, service marks and trade names; trademark; service mark and trade name applications; product designations; internet domain names; designs; manufacturing processes; formulae; software; trade secrets; registered copyrights; and unregistered copyrights (along with all transferable license rights pertaining thereto); and other intellectual property belonging to, used in or pertaining to the Contributed Assets, and the goodwill and going concern value of the Contributed Assets in connection therewith, which are all as set forth on Schedule 1.1(d) (the "Intellectual Property");

all of Dreamwind's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Contributed Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Dreamwind for use in the Contributed Assets or affecting any of the Contributed Assets;

all goodwill associated with the Contributed Assets;

all other or additional privileges, rights, interest, properties and assets owned by Dreamwind of every kind and description wherever located that are used or intended for use in connection with, or that are necessary to or useful in the continued conduct of, the Contributed Assets as presently being conducted other than Retained Assets which are  set forth on Schedule 1.2).

Retained Assets.  Crown expressly understands and agrees that the assets and properties set forth on Schedules 1.2 (the "Retained Assets") shall be excluded from the Contributed Assets.

Consideration.  At the Closing (defined below), as consideration for the Contributed Assets, Crown shall deliver to Dreamwind a stock certificate evidencing 23,242,200 shares of validly issued, fully paid and non-assessable shares of the Common Stock of Crown (the "Shares").

The Closing.  The closing of the contribution of the Contributed Assets (the "Closing") and the issuance and sale of the Shares shall take place at such time and place as the parties may mutually agree.  The Closing shall be deemed effective as of 11:59 p.m. on the date of the Closing (the "Closing Date"). Notwithstanding the foregoing, all deliveries, payments and other transactions and documents relating to the Closing shall be interdependent (except the delivery of share certificates and insurance certificates for the Art Assets which shall be made within seven business (7) days) and none shall be deemed effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing), and shall be deemed to be consummated simultaneously.

Assumption of Liabilities.  In addition to the issuance of the Shares, as additional consideration for the contribution of the Contributed Assets and in reliance upon the representations, warranties and agreements set forth herein, Crown shall assume all the liabilities of Dreamwind (other than the Retained Liabilities (defined below) arising from the operation of the Contributed Assets (collectively, the "Assumed Liabilities"); together with those liabilities set forth on Schedule 1.3.  Such Assumed Liabilities shall include without limitation, all trade accounts payable of the Contributed Assets, all accrued liabilities of Dreamwind relating to the Contributed Assets; all indebtedness and indebtedness for borrowed money of Dreamwind relating to the Contributed Assets; all of the obligations and liabilities of Dreamwind arising on or after the Closing Date pursuant to the terms of any Contract, all liabilities relating to any employees of Dreamwind now or hereafter transferred to Crown in connection with the Contributed Assets.

Retained Liabilities.  Crown does not assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any liabilities of Dreamwind or any of its affiliates, other than the Assumed Liabilities (the "Retained Liabilities").  For the avoidance of doubt, the Retained Liabilities including, but are not limited to, the following:  (a) any liability whether presently in existence or arising hereafter which is attributable to a Retained Asset; (b) any liability the existence of which constitutes a breach of any representation or warranty by Dreamwind hereunder; (c) any liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney or other intermediary or advisor employed by Dreamwind or any of its affiliates in connection with the transactions contemplated hereby or otherwise; (d) any liability, whether currently in existence or arising hereafter, owed by Dreamwind to the members of Dreamwind or any of their respective associates or affiliates; (e) all liabilities and obligations of Dreamwind under this Agreement and any other agreement entered into in connection herewith and (f) those liabilities described as Retained Liabilities on Schedule 1.2.

Related Agreements and Other Deliveries.  In addition to the foregoing, each of Crown and Dreamwind covenant and agree to execute the agreements and make the deliveries described in Article V hereof at the Closing.

REPRESENTATIONS AND WARRANTIES OF DREAMWIND

            Dreamwind represents and warrants to Crown, which representations and warranties shall survive the Closing in accordance with Section 6.1, as set forth below.

Organization.  Dreamwind is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.  Dreamwind has the requisite power and authority to own the Contributed Assets.

Authority.  Dreamwind has the necessary power and authority to execute and deliver this Agreement and all related agreements hereto (the "Other Agreements") and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Dreamwind have been duly and validly authorized and approved by all necessary company action of Dreamwind and no other company or member proceedings on the part of Dreamwind, its Managers or members are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Dreamwind and, assuming the due authorization, execution and delivery hereof by Crown, constitutes the legal, valid and binding obligation of Dreamwind, enforceable against Dreamwind in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

No Conflicts, Required Filings and Consents.  The execution, delivery and performance of this Agreement and all Other Agreements by Dreamwind, the consummation by Dreamwind of the transactions contemplated hereby and thereby and compliance by Dreamwind with any of the provisions hereof do not and will not: (a) conflict with or violate the Certificate of Organization or written Operating Agreement of Dreamwind; (b) to the knowledge of Dreamwind result in a material violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Dreamwind, the Contributed Assets; (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, agreement or arrangement related to the Contributed Assets, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the Contributed Assets or the other properties or assets of Dreamwind, which violation or breach would have a Material Adverse Effect; or (d) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification (any of the foregoing being a "Consent") to (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"); or (ii), except with respect to the Art Assets,  any individual, corporation, trust, partnership, limited liability company or other entity (collectively, a "Person"), the failure of which to obtain would have a Material Adverse Effect.  A  "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, liabilities, reserves or any other aspect of the Contributed Assets that results in a material adverse effect on, or a material adverse change in either the Contributed.

Intellectual Property.  To the knowledge of Dreamwind, Dreamwind owns, or is validly licensed or otherwise has the right to use or exploit, all of the Intellectual Property, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise).  The Intellectual Property is being transferred by Dreamwind to Crown free and clear of any liens, pledges, mortgages, restrictions, adverse claims, security interests, rights of others and encumbrances (including, without limitation, distribution rights) attributable to Dreamwind.  No third party has been granted or assigned by Dreamwind any right to manufacture, assemble, reproduce, distribute, market or exploit any of its products or services or any adaptations, translations, or derivative works based on any of Dreamwind's products.  No third party has been granted or assigned by Dreamwind any rights to any source code belonging to Dreamwind or used with Contributed Assets, whether upon the occurrence of a default or specified event or otherwise.  Dreamwind has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

Brokers' Fees.  Dreamwind has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to this transactions contemplated by this Agreement.

  Litigation. To Dreamwind's knowledge, there is no action, suit, claim, proceeding or investigation pending or, to the best of Dreamwind's knowledge, threatened against or affecting Dreamwind or the Contributed Assets, at law or in equity, or before or by any foreign or domestic, Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

Taxes.  Dreamwind has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Dreamwind with respect to the Contributed Assets on or prior to the date hereof, and has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, set forth in such returns including, without limitation, all taxes which Dreamwind is obligated to withhold from amounts owing to employees, creditors and third parties.

Investor Representations.  Dreamwind is knowledgeable, sophisticated and experienced in business and financial matters and in investing in privately held business enterprises; it has previously invested in securities similar to the Shares and it acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Shares and is presently able to afford the complete loss of such investment.  Dreamwind holds the Shares for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any current distribution thereof (within the meaning of the Securities Act) that would cause the original purchase of the Shares to be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

Schedules.  All Schedules attached hereto are and will be true, correct and complete as of the Closing. Matters disclosed on any Schedule shall be deemed disclosed on all other Schedules furnished by Dreamwind hereunder for which the matters' relevance is reasonably ascertainable from its inclusion in the former Schedule.

Proprietary Information.  To Dreamwind's knowledge,no third party has claimed or, to the best knowledge of Dreamwind has any reasonable basis to claim that Dreamwind or, to Dreamwind's knowledge, any person or engaged by or affiliated with Dreamwind or the Contributed Assets has (i) violated or may be violating any of the terms or conditions of any non‑competition or non‑disclosure agreement with such third party, or (ii) interfered or may be interfering in the any relationship between such third party and any of its present or former affiliates.  No third party has requested information from Dreamwind that suggests that such a claim might be contemplated.  To Dreamwind's knowledge, none of the execution or delivery of this Agreement or any exhibit hereto, or the carrying on of the business of Dreamwind, including the Contributed Assets, as employees or agents by any employee of Dreamwind, or the conduct or proposed conduct of the business of Dreamwind, including the Contributed Assets, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

REPRESENTATIONS AND WARRANTIES OF CROWN

            Crown represents and warrants to Dreamwind, which representations and warranties shall survive the Closing in accordance with Section 6.1, as follows:

Organization and Qualification.  Crown is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Crown has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to have a material adverse effect on Crown' assets or business, taken as a whole.

Authority.  Crown has the necessary corporate power and authority to execute and deliver this Agreement and all Other Agreements and to consummate the transactions contemplated hereby.  The execution and delivery hereof and the consummation of the transactions contemplated hereby by Crown have been duly and validly authorized and approved by all necessary corporate action of Crown, and no other corporate or shareholder proceedings on the part of Crown, its Board of Directors or shareholders are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Crown, and assuming the due authorization, execution and delivery by Dreamwind, constitutes the legal, valid and binding obligation of Crown, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

Crown Stock.

        (a)         The authorized capital stock of Crown consists of 200,000,000 shares of Common Stock, $0.00005 par value per share (the "Common Stock") of which less than 16,000,000 shares are issued and outstanding.  Except as provided for in the Certificate of Incorporation of Crown, as in effect on the Closing Date, or as set forth in the attached Schedules or as contemplated by this Agreement, Crown has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  To Crown's knowledge, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of Crown (whether or not Crown is a party thereto).  All of the outstanding securities of Crown were issued in compliance with all applicable Federal and state securities laws.

        (b)         When delivered to Dreamwind in accordance with the terms hereof, the Shares shall be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature (any of the foregoing, a "Lien") .

Reserved.

No Conflicts, Required Filings and Consents.  The execution, delivery and performance of this Agreement and all Other Agreements by Crown, the consummation by Crown of the transactions contemplated hereby and thereby and compliance by Crown with any of the provisions hereof do not and will not:

conflict with or violate the Certificate of Incorporation or bylaws of Crown;

to Crown' knowledge, result in a material violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Crown;

require any Consent by (i) any Governmental Entity; or (ii) any Person, the failure of which to obtain would have a material adverse effect.

Brokers/Finders Fees.  Crown has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to this transactions contemplated by this Agreement.

Statements True and Correct. Any representation or warranty made by Crown in any certificate, exhibit, document or instrument delivered by Crown pursuant hereto shall be deemed a representation or warranty made herein.  No representation or warranty made by Crown, nor any statement, certificate or instrument furnished or to be furnished to Crown pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statement contained therein not misleading.

ADDITIONAL AGREEMENTS

1.1              Efforts; Consents.  Subject to the terms and conditions herein provided, and fiduciary duties under applicable law, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with each other in connection with the foregoing.  Without limiting the generality of the foregoing, each of Dreamwind and Crown shall use commercially reasonable efforts to (a) obtain or cause to be obtained all Consents required to be obtained in connection with the transactions contemplated hereby, (b) make or cause to be made all required filings with applicable Governmental Entities, and (c) to fulfill all conditions hereto.

                    Delivery of Books and Records.  At the Closing, Dreamwind shall provide Crown with all of the books, records, papers and instruments of whatever nature and wherever located, whether stored in or readable or accessible by computer or otherwise, including, but not limited to, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and, to the extent lawful, former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose that relate to the Contributed Assets or that are required, useful or necessary in order for Crown to conduct the Contributed Assets from and after the Closing Date.  From and after the Closing Crown shall make available to Dreamwind to examine, make abstracts or copies of all of the books, records, papers and instruments of whatever nature and wherever located, whether stored in or readable or accessible by computer or otherwise, including, but not limited to, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and, to the extent lawful, former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose that relate to the Contributed Assets to the extent that Dreamwind has a reasonable need for any such information.

         4.3        Liability Limit.  Notwithstanding anything herein to the contrary, neither party will be liable with respect to any subject matter hereof under any contract, negligence, strict liability or other legal or equitable theory for any special, consequential or punitive damage for lost data, business or profit, even if the remedies provided for herein fail of their essential purpose or either party has been advised of the possibility or probability of such damages.

CONDITIONS PRECEDENT

Deliveries of Dreamwind.  At the Closing, and as a condition to Crown's obligations to consummate the transactions contemplated hereby, Dreamwind shall deliver to Crown, properly executed and, except as otherwise provided, dated as of the date hereof:

all warehouse location, bills of sale and such other instruments substantially in the forms of Exhibit "A" hereto; and,

 (b)        a closing certificate of Dreamwind, substantially in the form of Exhibit "B" hereto.

Deliveries of Crown.  In addition to delivery of the Shares in accordance with Section 1.3 and in accordance with the Stock Purchase Agreement, at the Closing, and as a condition to Dreamwind's obligations to consummate the transactions contemplated hereby, Crown shall deliver, or cause to be delivered, to Dreamwind, properly executed and, except as otherwise provided, dated as of the date hereof:

closing certificate of Crown, substantially in the form of Exhibit "C" hereto; and

such other documents as provided in this Article or as Dreamwind shall reasonably request.

ARTICLE VI:

GENERAL PROVISIONS

            6.1            Survival; Recourse.  The agreements contained herein shall survive the Closing for a period of two years; and (b) the representations and warranties made in Articles II and III shall survive the Closing for a period of one year, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Dreamwind or Crown, and shall bind the legal representatives, assigns and successors of Dreamwind and Crown.

            6.2            Further Assurances.  From time to time after the Closing Date, upon the reasonable request of any party, the other party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

            6.3            Notices.  All notices, request, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by telecopy (with confirmation of receipt) or one (1) day after being sent by a nationally recognized overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Dreamwind:	Seven Penn Plaza, Suite 1110
New York, New York 10001
Attn: Manager
With a copy a required copy
(which shall not constitute notice)
to:	Roger L. Fidler, Esq.
400 Grove Street
Glen Rock, NJ 07452

If to Crown:	Seven Penn Plaza, Suite 1110
New York, New York 10001
Attn: Manager

or to such other address as any party may have furnished to the other in writing in accordance with this Section 6.3.

            6.4            No Third Party Beneficiaries.  This Agreement shall not confer any right or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

            6.5            Entire Agreement.  The exhibits and schedules hereto are incorporated herein by reference.  This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof, except as expressly set forth herein.  No waiver of, or change, alteration, modification or addition to this Agreement shall be effective unless in writing and properly executed by the parties hereto.

            6.6            Assignments; Parties in Interest.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise), except as provided herein, without the prior written consent of the other parties; any attempted assignment otherwise is void.  Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.  Notwithstanding the foregoing, Dreamwind and Crown may assign their rights to any affiliate with the prior written consent from the other party, which consent will not be unreasonably withheld.

            6.7            Expenses.  Each of the parties shall pay the fees and expenses of its respective counsel, accountants and other advisors incident to the negotiation, drafting and execution hereof and consummation of the transactions contemplated hereby.

            6.8            Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            6.9            Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

             6.10            Headings and Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part, or to affect the meaning or interpretation, hereof.  Whenever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine or neuter forms.  The singular form of nouns, pronouns and verbs shall include the plural and vice versa.

            6.11            Counterparts; Telecopies.  This Agreement may be executed by telecopy and in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

            6.12            Severability.  If any provision, clause or part hereof or the application thereof under certain circumstances is held invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof, or the application of any such provision, clause or part under other circumstances, shall not be in any way affected or impaired thereby.  To the extent such determination is likely to give rise to a Material Adverse Effect, the parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practical to that of the invalid, illegal or unenforceable provision.

            6.13            Simultaneous Transaction.  The parties acknowledge that the transactions contemplated by this Agreement are an integral part of the closing of the acquisition of certain assets relating to the Contributed Assets and the closing of a similar transaction with Park Vanguard LLC for additional Dino Babies assets. In the event the Closings are not completed, as determined in the sole discretion of Crown, at the election of Crown, this Agreement shall be null and void upon the giving of written notice to the other by Crown.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, Crown and Dreamwind have caused this Agreement to be signed and delivered by their respective duly authorized officers, all as of the date first written above.

"Dreamwind"

DREAMWIND, LLC

By: s/Lucien Vergier
Name: Lucien Vergier
Title: Manager
"Crown"

Crown JEWEL RESOURCES CORP.

By: s/Mark Palazzo
Name: Mark Palazzo
Title: President

  Exhibit A
  Contribution Agreement

1.         Dino Babies Animation Cels comprising 291 boxes warehoused at Pacific Title Archives located at 900 Grand Avenue, Glendale, California 91201.

2.            Software and development material for the HolidaySurf Engine have been deposited with INPI-Institut National de la Propriété Industrielle (National Institute for Industrial Property), Paris, France, and with Wheawill & Sudworth, Chartered Accountants in London, England.

3.            Computer hardware as follows:

Servers
2 DELL 2450
        2 Pentium III 667 1 GB RAM
        RAID 1 sur 2* 9Go U3 7200tr Rack 2U
5 DELL 2450
        Pentium IIl 667 256MB RAM
        RAID 1 on 2* 9Go U3 720Otr Rack 2U
1 IBM Net Finity

SAN
1 Hub 12 ports Gadzoox Gibraltar GS
1 Management GibraltarP/Conv Master IMM Assembly Kit
1 Passive Kit of 6 Gbic coper BP9
1 Kit of 6 Cable Fiber channel
1 Hub 6 ports Gadzoox Gibraltar
2 Fiber card Emulex LP8000 B
2 Fiber card channel Qlogic
1 Disk Syred-Controler RAID FC-SCSI REGENCY PLUS 2 canals Fiber Channel, 7 canals
        Ultra SCSI Multi-Host - Support Cluster - Function Failover, RAID level: 0,1,0+1,3,4 &
        5, 8 disk hot plug, 6 hard disk Wide Ultra2 SCSI 18 GB Hard Disk SEAGATE
        Barracuda; 2 alimentation hot plug; 2 fans hot plug
1 Load balancer Alteon WebSystems (Nortel) Acedirector 3 8/10/100 Base T;
        1 1000 base sx ( webos included) Exabyte Mammoth 2 EZ-17, 7 Slots, LVD
1 Adaptec card PCI LVD
1 14 Card 60Go
1 Thyratron Inverter, APC Smart UPS 2200 Rack
1 SWITCH CISCO catalyst 3548XL
2 Stacking GBIC
2 Work Station
7 IPAQ-PIII 500 128 Mo RAM DD; Windows 2000 Pro; DELL Dimension XPS T MT I DT;
        PIII 700 Intel 440 BX AGP, 256 Mo DVD IDE DO 15 Go 7200 tr, NVIDIA TNT2 M64
        32Mo; Monitor 19"; MS Windows 98SE + Works 2000 Sound Card + 3COM
5 DELL Dimension XPST PIII 800 Intel 440 BX AGP, 256 Mo DVD IDE DD 20,4 Go 7200 Tr

        NVIDIA TNT2 M64 32Mo Monitor 19" Trinitron MS windows 98SE + Works 2000 IDE
        8x4x32 Sound card+ 3COM

3 Portable Compaq Armada M700 PIII 500, 15" active matrix, 192 Mo RAM, 2 kg DVD, ATI8
        Mo MS Windows 98 SE

7 Ecran liyama19" Vison Master Pro 450
1 Printer Tecktronix Color Laser
7 Special computer Furniture frame

Exhibit B

 Closing Certificate of Dreamwind

 MANAGER'S AND SECRETARY'S CERTIFICATE

            The undersigned, Lucien L. Vergier, Manager and Secretary, of Dreamwind LLC, (the "Company") hereby certifies that the following representations and warranties are true and accurate as at October 10, 2002:

                        (a)            Organization and Good Standing; Authority.  The Company is duly organized, validly existing and in good standing under the laws of Delaware, entitled to own its properties and operate its business as now being conducted.  The Company has corporate power and authority to enter into the Capital Contribution Agreement (the "Agreement") attached hereto as Exhibit A (incorporated herein by reference from Exhibit 10.1 of this Form 8-K) and the related agreements contemplated therein, to execute and deliver and perform its obligations there under and to consummate the transactions contemplated therein and thereby.

                        (b)            Authorized Capitalization.  As provided in its Articles of Incorporation, the authorized capital units of the Company consists of 1000 units, $100.00/share par value, of which 1000 units are outstanding, prior to the closing contemplated in the Agreement.

                        (c) Outstanding Options, Warrants or Other Rights.  Except as expressly set forth in the Agreement, the Company does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Company is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company of any type or class. The Company shall provide to Crown Jewel Resources Corp. ("Crown") a list of all holders of the Company's capital stock and stock options, the number of shares held by each and the number of each certificate held, duly certified by the Secretary or Transfer Agent of the Company.

                        (d) Subsidiaries.  The Company has no subsidiaries.

                        (e) Documents Genuine.  All originals and/or copies of the Company's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company, financial data, and any and all other documents, material, data, files, or information which has been furnished to Crown, are materially complete, correct and unmodified originals and/or copies of such documents, information, data, files or material, as of  October 10, 2002.

                        (f)            Authorization and Validity.  The execution, delivery and performance by the Company of the Agreement and any other agreements contemplated therein, and the consummation of the transactions contemplated thereby, have been duly authorized by the Company. This Agreement and any other agreement contemplated thereby have been or will be as of the Closing Date duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                       (g)            Financial Statements.  Financial information has been provided to Crown.  This information is true and accurate.

                        (h)            Taxes.   Since the Company is just beginning its business operations, no tax returns have been required to be filed.  All income, excise, unemployment, social security, occupational, franchise, and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company by the United States or by any state or municipal government or subdivision or instrumentality thereof in the future will be duly paid or adequately provided for, and all required tax returns concerning any such items will be duly filed.

                        (i)            Estoppel.  All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of the Company and delivered to Crown shall be deemed representations and warranties of the Company.

                        (j)            Consents; Approvals; Conflict.  No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

                        (k)            Restrictive Covenants.  Prior to the consummation of the proposed Exchange, the Company did not engage in any business or activity outside the normal course of business other than attempting to consummate the Exchange. Furthermore, the Company has not, without the prior written authorization of Crown, (i) made any changes in its capital structure, (ii) incurred any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) declared or paid any dividend or make any other distribution with respect to its capital stock, (iv) issued, sold, or delivered or purchased or otherwise acquired for value any of its stock or other securities, (v) made any investment of a capital nature, or (vi) entered into any contract, agreement, or other commitment which is material to the Company, except as disclosed to Crown.

                        (l)            Disclaimer of Further Warranties; Etc. The Company's decision to enter into the Exchange is based upon the Company's own independent judgment and investigation and not on any representations and warranties of Crown other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

Dated: October 10, 2002

___s/Lucien Vergier___________ Lucien L. Vergier Manager and Corporate Secretary

Exhibit C

 Closing Certificate of Crown

PRESIDENT'S AND SECRETARY'S CERTIFICATE

            The undersigned, Mark Palazzo, President and Secretary, of Crown Jewel Resources Corp. (the "Company") hereby certifies that the following representations and warranties are true and accurate as at October 10, 2002:

                        (a)  Organization and Good Standing; Authority.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, entitled to own its properties and operate its business as now being conducted.  The Company has corporate power and authority to enter into the Asset Contribution Agreement (the "Agreement") attached hereto as Exhibit A (Set forth in the instant Form 8-K) and the related agreements contemplated therein, to execute and deliver and perform its obligations there under and to consummate the transactions contemplated therein and thereby.

                        (b) Authorized Capitalization.  As provided in its Articles of Incorporation, the authorized capital stock of the Company consists of 200,000,000 shares of common stock, $.0005 par value, of which 15,871,792 shares are outstanding, prior to the closing contemplated in the Agreement.

                        (c)    Outstanding Options, Warrants or Other Rights.  Except as expressly set forth in the Agreement, the Company does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Company is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company of any type or class. The Company shall provide to Dreamwind a list of all holders of the Company's capital stock and stock options, the number of shares held by each and the number of each certificate held, duly certified by the Secretary or Transfer Agent of the Company.

                        (d) Subsidiaries.  The Company has three wholly owned subsidiaries: Goldwerks, Inc., New Diamondwerks, Inc., and CJR Capital Corp.  All subsidiaries are inactive.

                        (e) Documents Genuine.  All originals and/or copies of the Company's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company, financial data, and any and all other documents, material, data, files, or information which has been furnished to Dreamwind, are materially complete, correct and unmodified originals and/or copies of such documents, information, data, files or material, as of  October 10, 2002.

                        (f)            Litigation.  All claims or legal proceedings existing are known to the Company are as described in the Company's most recently filed U. S. Securities and Exchange Commission Form 10-QSB.  A copy of the Form 10-QSB is hereby attached as Exhibit B. (Incorporated by reference from previously filed Form 10-QSB for period ending June 30, 2002.)

                        (g)            Compensation Plans.  Except as described below, the Company has not authorized and does not have in effect any stock options or stock purchase plans, dividend reinvestment plans or similar plans pursuant to which any person is entitled to acquire capital stock of the Company or any securities convertible into or exchangeable for its capital stock. The Company has delivered to Dreamwind a copy of each plan and grant of common shares and options described below.

                        (h)             Option Plans.  The Company does not have a stop option plan.

                        (i)            Authorization and Validity.  The execution, delivery and performance by the Company of the Agreement and any other agreements contemplated therein, and the consummation of the transactions contemplated thereby, have been duly authorized by the Company. This Agreement and any other agreement contemplated thereby have been or will be as of the Closing Date duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                        (j)            Financial Statements.  The Company has provided to Dreamwind all of the Company's financial books and records and such audited and unaudited financial statements of the Company, for at least the last five years, as exist and as Dreamwind requested. All such statements fairly present the assets, liabilities and financial condition of the Company as of the respective dates thereof, and all been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of the Agreement, such statements shall include all notes thereto.

                        (k)            No Undisclosed Material Liabilities.  The Company and its subsidiaries have not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it, except as disclosed in the Company's financial statements or otherwise disclosed in writing to Dreamwind.

                        (l)            Taxes.  All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed, except as set forth in Schedule 5.1 of the Agreement, if present.

                        (m)            Indebtedness to or from Affiliates.  The Company is not and will not be indebted to any officer, director, employee or shareholder thereof as of the Closing Date, except as disclosed in Schedule 3(g) to the Agreement. No money or property is owed to the Company by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing.  The Company is not responsible or liable for any of the liabilities or responsibilities of its subsidiaries.

                        (n)            Insurance.  The Company has maintained insurance policy coverages and is currently insured and will have existing insurance coverages in effect at Closing.  The Company will furnish the insurance policies to Dreamwind at Closing.

                        (o)            Books, Records and Accounts.  Except for the minute book and accounting and corporate records of the Company furnished to Dreamwind, there are no other books, records or accounts of the Company. Dreamwind shall have the right to review and obtain all records, books and accounts of the Company.

                        (p)            Estoppel.  All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of the Company and delivered to Dreamwind shall be deemed representations and warranties of the Company.

                        (q)            Consents; Approvals; Conflict.  No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

                        (r)            Restrictive Covenants.  Prior to the consummation of the proposed Exchange, the Company did not engage in any business or activity outside the normal course of business other than attempting to consummate the Exchange. Furthermore, the Company has not, without the prior written authorization of Dreamwind, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) declare or pay any dividend or make any other distribution with respect to its capital stock, (iv) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (v) make any investment of a capital nature, or (vi) enter into any contract, agreement, or other commitment which is material to the Company, except as disclosed to Dreamwind.

                        (s)            Disclaimer of Further Warranties; Etc.  The Company's decision to enter into the Exchange is based upon the Company's own independent judgment and investigation and not on any representations and warranties of Dreamwind other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

Dated: October 10, 2002

s/ Mark Palazzo
Mark Palazzo
President and Corporate Secretary

Schedule 1.1(a)
Personal Property

All Property (and rights thereto) acquired from Holiday Surf Ltd. per Exhibit A.

Schedule 1.1(b)
Art Assets

All Dino Babies Cels described in Exhibit A

Schedule 1.1(c)
 Intellectual Property

All Intellectual Property acquired by Dreamwind from Holiday Surf Ltd.

Schedule 1.2
Retained Assets

1)      10,600,000 shares of Crown Jewel Resources Corp. common stock
2)      Drel/LD Trust Settlement Agreement

Schedule 1.3
Assumed Liabilities

NONE